Exhibit 99.1

WEIS MARKETS, INC.	1000 S. 2nd Street
Sunbury, Pennsylvania 17801
Phone 570-286-3636
Fax 570-286-3692

Press Release

Contact: Dennis V. Curtin	FOR IMMEDIATE RELEASE
Phone: (570) 847-3636	October 15, 2009
E-Mail: Dcurtin@weismarkets.com

WEIS MARKETS REPORTS STRONG THIRD QUARTER EARNINGS INCREASE

(Sunbury, PA) - Weis Markets, Inc. (NYSE: WMK) today said its third quarter basic and diluted earnings per share increased $.28 compared to the same period one year ago, nearly doubling to $.58 per share. During the thirteen-week period ending September 26, 2009, the Company's net income increased 92.2% to $15.6 million compared to the same period in 2008.

The Company's third quarter sales increased 3.2% to $623.2 million compared to the same period a year ago. During the period, the Company's comparable sales increased 1.1%.

The Company's third quarter income from operations increased 123.2% to $24.2 million while its gross profit rate increased 1.6%.

In the third quarter, the Company completed its acquisition of eleven stores in the Binghamton, New York area on August 23 and reopened these units on August 25, which contributed to a majority of the sales increase during the quarter.

"At a time of changing customer spending patterns and during a period of considerable deflation in key categories, we continue to make significant progress in our core markets due to improved operating performance throughout our Company," said Weis Markets' President and CEO David J. Hepfinger. "We are encouraged with our results and hope to build on them in the fourth quarter."

Year to Date
The Company's year-to-date net income increased 57.7% to $47.3 million compared to the same period a year ago while basic and diluted earnings per share increased $.65 per share to $1.76.

The Company's year-to-date income from operations increased 72.8% to $72.2 million and its gross profit rate increased 1.2%.

Year to date, the Company's sales increased 2.3% to $1.8 billion while comparable sales were up 1.7%.

About Weis Markets
Founded in 1912, Weis Markets is a Mid-Atlantic food retailer operating 165 stores in Pennsylvania, Maryland, New York, New Jersey and West Virginia.

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In addition to historical information, this news release may contain forward-looking statements. Any forward-looking statements contained herein are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. For example, risks and uncertainties can arise with changes in: general economic conditions, including their impact on capital expenditures; business conditions in the retail industry; the regulatory environment; rapidly changing technology and competitive factors, including increased competition with regional and national retailers; and price pressures.

The Company undertakes no obligation to publicly revise or update these forward-looking statements to reflect events or circumstances that arise after the date hereof other than through its periodic filings with the Securities and Exchange Commission that are available to the public.

WEIS MARKETS, INC.

COMPARATIVE SUMMARY OF UNAUDITED SALES & EARNINGS

Third Quarter - 2009

	13 Week	13 Week
	Period Ended	Period Ended	Increase
	September 26, 2009	September 27, 2008	(Decrease)
Net Sales	$623,158,000	$603,894,000	3.2%
Income Before Taxes	24,514,000	11,350,000	116.0%
Provision for Income Taxes	8,960,000	3,259,000	174.9%
Net Income	$15,554,000	$8,091,000	92.2%
Weighted Average
Shares Outstanding	26,900,000	26,967,000	(67,000)
Basic and Diluted
Earnings Per Share	$0.58	$0.30	$0.28

	39 Week	39 Week
	Period Ended	Period Ended	Increase
	September 26, 2009	September 27, 2008	(Decrease)
Net Sales	$1,844,775,000	$1,802,953,000	2.3%
Income Before Taxes	73,342,000	43,748,000	67.7%
Provision for Income Taxes	26,065,000	13,765,000	89.4%
Net Income	$47,277,000	$29,983,000	57.7%
Weighted Average
Shares Outstanding	26,928,000	26,967,000	(39,000)
Basic and Diluted
Earnings Per Share	$1.76	$1.11	$0.65